Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Stardust Power Inc. and subsidiaries, of our report dated March 25, 2026, which includes an explanatory paragraph relating to Stardust Power Inc. and its subsidiaries’ ability to continue as a going concern, on our audit of the consolidated financial statements of Stardust Power Inc. and subsidiaries as of the years ended December 31, 2025, and December 31, 2024, included in the Annual Report on Form 10-K of Stardust Power Inc. for the year ended December 31, 2025, filed with the Securities and Exchange Commission on March 25, 2026.

/s/ KNAV CPA LLP
KNAV CPA LLP

September 21, 2026
Atlanta, Georgia